Exhibit 10.20
SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT made effective as of the 8th day of April, 2013,

BETWEEN:

J. DOUGLAS FAULKNER, Businessperson, of 121 Hendricks Isle, Fort Lauderdale, Florida 33301

(“Doug”)

AND:

POLY SHIELD TECHNOLOGIES, INC., a company incorporated under the laws of the State of Delaware and having its executive office at 428 Plaza Real, Suite 419, Boca Raton, Florida 33432

(the “Company”)

WHEREAS:

A.           Doug is the registered and beneficial owner of all of the issued and outstanding shares of New World Technologies Group, Inc. (the “Purchased Shares”);

B.           Doug wishes to sell, and the Company wishes to purchase from Doug, all of the Purchased Shares on the terms and conditions herein set forth;

NOW THEREFORE THIS AGREEMENT WITNESSES that for and in consideration of $1.00 and other good and valuable consideration paid by each party to the other, the receipt and sufficiency of which are hereby acknowledged, the parties covenant and agree as follows:

INTERPRETATION

1.	In and for the purpose of this agreement:

a.
“Business” means the current business in whole or in part of New World Technologies Group, Inc., together with any new business developed by New World Technologies Group, Inc. or the Company and their affiliates at any time;

b.	“Business Day” means a day that is not a Saturday or Sunday and is not a statutory holiday in British Columbia;

c.
“Claim” means any claim, action or cause of action, proceeding, assessment, loss, judgment, amount paid in settlement of actions or claims, liability (whether accrued, actual, contingent or otherwise), costs, deficiency, damage, expense (including, but not limited to, legal fees and disbursements on a solicitor and own client basis) and demand whatsoever (including any liabilities arising from claims and demands for income, sales, excise or other taxes) in connection with any litigation, investigation, hearing or other proceeding of any kind and nature (collectively, referred to as “Claims” and, individually, as a “Claim”);

d.	“Closing” means the completion of the sale and purchase of the Purchased Assets pursuant to and in accordance with all of the terms and conditions of this agreement;

e.	“Closing Date” means April 8, 2013, which will be the effective date of this transaction or such later date as the parties may agree to in writing;

f.	“Competition” means:

i.	engaging in the Business within the Territory;

ii.
assisting any Person, whether in a financial, managerial, employment, advisory or other capacity or as a shareholder, member or owner, or by providing information to such Person, in the engaging, remaining or otherwise improving its competitive position in a business identical or substantially similar to the Business within the Territory; or

iii.
owning any interest in or organizing a corporation, partnership, or other business or organization that engages in a business identical or substantially similar to the Business within the Territory; provided that nothing in this definition of Competition will preclude Doug from holding no more than 5% of the outstanding shares of any reporting corporation listed on an exchange or traded in an over-the-counter market, which may be so engaged in a business identical or substantially similar to the Business;

g.	“New World Technologies Group, Inc.” means New World Technologies Group, Inc., a company incorporated under the laws of the State of Florida;

h.	“Material Contracts” will have the meaning ascribed to it in Section 3.;

i.
“Person” means an individual, corporation, body corporate, partnership, joint venture, association, trust or unincorporated organization or any trustee, executor, administrator or other legal representative;

j.	“Purchase Price” means the price to be paid for the Purchased Shares, as set out in Section 7;

k.	“Restrictive Period” means the period from the Closing Date until five years after Doug ceases to be an executive officer of both the Company and New World Technologies Group, Inc.;

l.	“Tax Act” means the U.S. Internal Revenue Income Tax Code;

m.	“Territory” means the geographic areas within which New World Technologies Group, Inc. conducts the Business; and

n.
“to the best of Doug’s knowledge” means the actual knowledge of matters in respect of which Doug’s representation or warranty is being rendered and is intended to indicate that during the course of giving his representation or warranty, no information has come to Doug’s attention that would give Doug actual knowledge of the existence or absence of such facts or cause Doug to believe that such facts exist or are absent.

2.	Schedules: The following are the schedules to this agreement, which are incorporated into and form part of this agreement:

Schedule “1”                                -           Liabilities
Schedule “2”                                -           Bank Accounts and Powers of Attorney
Schedule “3”                                -           Litigation
Schedule “4”                                -           Licenses and Permits
Schedule “5”                                -           Material Contracts

REPRESENTATIONS AND WARRANTIES

3.
Doug’s Representations and Warranties.  Doug represents and warrants to the Company as follows and acknowledge that the Company is relying upon such representations and warranties in connection with the purchase by the Company of the Purchased Shares and that the Company would not have entered into this agreement without such representations and warranties:

a.
Due Incorporation.  New World Technologies Group, Inc. is duly incorporated and organized, validly exists and is in good standing under the laws of Florida, is not a reporting company, and has all necessary corporate power and authority to conduct the Business as and in the places where such Business is now conducted.

b.	Jurisdiction. New World Technologies Group, Inc. has an address in the State of Florida at 428 Plaza Real, Suite 419, Boca Raton, Florida 33432 and operates the Business from that jurisdiction only.

c.
Due Authorization.  Doug has due and sufficient right and authority to enter into and deliver this agreement on the terms and conditions set forth in this agreement and to do all such acts and things as may be necessary to give effect to the transactions contemplated hereby, including to transfer the legal and beneficial title and ownership of the Purchased Shares to the Company.  The execution, delivery and performance of this agreement by Doug does not require any action or consent of, any registration with, or notification to, any governmental authority, or any action or consent under any laws to which Doug is subject.

d.	Enforceability of Obligations. This agreement constitutes a legal, valid and binding obligation of Doug enforceable against him in accordance with its terms.

e.
Absence of Conflicting Agreements.  The execution and delivery of this agreement, the consummation of the transactions contemplated herein, the performance by Doug of his obligations hereunder and the compliance by Doug with this agreement does not:

i.	violate, contravene or breach, or constitute a default under the constating documents of New World Technologies Group, Inc.;

ii.
violate, contravene or breach, or constitute a default under any contract, agreement, indenture, instrument, or commitment to which Doug may be a party, or the Purchased Shares may be subject, or by which he is bound or affected;

iii.	result in a creation of, or require the creation of, any lien upon any of (a) the Purchased Shares or (b) the Business of New World Technologies Group, Inc.;

iv.
give to any Person the right (a) to terminate, cancel, modify, amend, vary or renegotiate a written contract, agreement, indenture, instrument or commitment to which New World Technologies Group, Inc. may be a party to, or may be subject, or by which New World Technologies Group, Inc. is bound or affected, or (b) to accelerate or forfeit any term of payment, or (c) to the best of the Doug’s knowledge, to cause the New World Technologies Group, Inc. to lose in whole or in part any benefits that would otherwise accrue to it; or

v.	violate, contravene or breach any laws.

f.	Directors and Officers. Doug is the sole director and officer of New World Technologies Group, Inc.

g.	Authorized and Issued Capital. The authorized and issued capital of New World Technologies Group, Inc. consists of the following shares:

Class	Authorized	Issued & Outstanding

Common Stock	1,000,000	1,000,000

The Purchased Shares represent all of the issued and outstanding shares in the capital of New World Technologies Group, Inc.

h.
Title to Purchased Shares.  Doug is the beneficial owner and holder of record of, and has a good and valid title to, the Purchased Shares as set forth below, free and clear of all liens, claims, charges and encumbrances, and at Closing will transfer to the Company a good and valid title to the Purchased Shares, free and clear of all liens, claims, charges and encumbrances:

Name	Class	Number
Doug	Common Stock	1,000,000

The share certificate representing the Purchased Shares is genuine, valid and subsisting and has not been altered and Doug does not know of any acts or circumstances that may impair the validity of such share certificate.

i.	No Options. There is no:

i.	outstanding security of New World Technologies Group, Inc. convertible or exchangeable into any share or shares in the capital of New World Technologies Group, Inc.;

ii.
outstanding subscription, option, warrant, call, commitment or agreement obligating New World Technologies Group, Inc. to issue any share or shares of its capital or any security or any class or kind, as the case may be, or which in any way relate to the authorized or issued capital of New World Technologies Group, Inc.;

iii.
agreement (other than this agreement) that grants to any Person the right to purchase or otherwise acquire any share or shares issued and outstanding in the capital of New World Technologies Group, Inc.; and

iv.	voting trust or voting agreement or pooling agreement or proxy with respect to any of the Purchased Shares.

j.
Proceedings pertaining to Purchased Shares.  There are no actions, suits, claims, trials, demands, investigations, arbitrations or other proceedings (whether or not purportedly on behalf of Doug or New World Technologies Group, Inc.) pending, or to the best of Doug’s knowledge, threatened with respect to or in any manner affecting the Purchased Shares.

k.
Corporate Records.  The respective minute book of New World Technologies Group, Inc. is complete and accurate and contains copies of all resolutions passed by its shareholders and directors and all proceedings of its shareholders and directors since the date of its incorporation, of which all resolutions have been duly passed.  The share certificates, register of shareholders, and registers of directors of New World Technologies Group, Inc. are complete.  The financial books and records of New World Technologies Group, Inc. have been maintained in accordance with sound business practices, and fairly, accurately and completely present and disclose in accordance with generally accepted accounting principles applied on any basis consistent with prior periods and throughout the periods involved (i) the financial position of New World Technologies Group, Inc. and (ii) all transactions of New World Technologies Group, Inc.  All material transactions have been promptly and properly recorded or filed in or with its books and records.

l.
Liabilities.  There are no liabilities, contingent or otherwise, of New World Technologies Group, Inc., and New World Technologies Group, Inc. has not guaranteed, or agreed to guarantee, any debt, liability or other obligation of any Person.  There are no liabilities of any other party capable of creating a lien or charge on any of the assets of New World Technologies Group, Inc.  New World Technologies Group, Inc. is not indebted to Doug or any affiliate, director or officer of New World Technologies Group, Inc. nor any Person affiliated with Doug, including, without limitation, for any shareholder loan or accrued wages.

m.	Ownership of Assets. With respect to the ownership of any assets:

i.	New World Technologies Group, Inc. has good and marketable title to the assets;

ii.	there are no liens or encumbrances registered or pending to be registered against any asset;
iii.	neither Doug nor any third party has any beneficial interest in any asset;
iv.	neither Doug nor any third party own any asset used in the Business;
v.	all assets, if any, are used in the Business; and
vi.	no other assets are necessary to operate the Business.

n.
Intellectual Property Rights.  To the best of Doug’s knowledge, the operations of New World Technologies Group, Inc. does not infringe in any respect upon the intellectual property rights of any Person and no Person has claimed or threatened to claim any infringement of any intellectual property rights.  There are no registered patents, trademarks, industrial design, tradenames, service names or copyrights which are owned or used by New World Technologies Group, Inc. New World Technologies Group, Inc. does not conduct nor has it conducted its business under any name other than its corporate name.

To the best of Doug’s knowledge, New World Technologies Group, Inc. does not use intellectual property rights of any Person, including, without limitation, any shareholder, director, officer or employee of New World Technologies Group, Inc. without such Person’s written permission.

No proceeding for infringement of intellectual property rights of any Person is pending, or, to the best of Doug’s knowledge, threatened against New World Technologies Group, Inc.

All intellectual property owned or used by New World Technologies Group, Inc. is unencumbered and no fact, condition or circumstance exists which, after notice or lapse of time or both, would constitute a default or breach of any agreement or license with respect to any intellectual property.

o.	Litigation. There are no:

i.
actions, suits, claims, trials, demands, investigations, arbitrations, and other proceedings on behalf of New World Technologies Group, Inc. pending, or to the best of Doug’s knowledge, threatened against, with respect to, or affecting in any manner, New World Technologies Group, Inc.; and

ii.	outstanding judgements, orders, decrees, writs, injunctions, decisions, rulings or awards against, with respect to, or in any manner affecting, New World Technologies Group, Inc.

New World Technologies Group, Inc. is not in default with respect to any judgement, order, notice, writ, injunction, decision, ruling, decree or award of any Governmental Authority.

p.
No Dividends.  New World Technologies Group, Inc. has (i) since the date of its incorporation, reserved, declared, made or paid any dividend or redeemed, retired, repurchased or otherwise acquired shares of its capital stock or other corporate security, or (ii) agreed to reserve, declare or pay to shareholders of record prior to the time of Closing on the Closing Date any dividend or to redeem, retire, repurchase or otherwise acquire shares of its capital stock or other corporate security.

q.
No Default Under Agreements.  New World Technologies Group, Inc. (i) is in good standing and entitled to all benefits under, (ii) has performed all obligations required to be performed under, and (iii) is not in default under, or breach of, any written or oral contracts, agreements, indentures, instruments, commitments, licenses and permits.

There exists no fact, condition or circumstance which, after notice or lapse of time or both, would constitute such a default or breach of any of the aforesaid contracts, agreements, indentures, instruments, commitments, licenses or permits.

No party to a contract, agreement, indenture, instrument, or commitment with New World Technologies Group, Inc. is in default under, or in breach of, any such contract, agreement, indenture, instrument or commitment and there exists no circumstance or fact which, after notice or lapse of time or both, would result in a default or breach by such other party under such contract, agreement, indenture, instrument or commitment.

r.
Tax Matters.  New World Technologies Group, Inc. has no taxes owing, or has paid all taxes (including payments to be made on account of estimated tax liability) that are due and payable in any taxation year ending on or prior to the Closing Date and made adequate provision (including provision for interest payable) for the payment of all taxes due or payable for any taxation year ending on or prior to the Closing Date.

With respect to any period up to and including the Closing Date for which returns have not yet been filed or for which taxes are not yet due and payable, New World Technologies Group, Inc. has only incurred liabilities for taxes in the ordinary course of its business.

New World Technologies Group, Inc. is not subject to and, to the best of Doug’s knowledge, will not be subject to, after the Closing Date, any assessments, levies, penalties or interest with respect to taxes that should result in any liability on its part in respect of any period ending on or prior to the Closing Date.  Doug is not aware of any contingent tax liabilities or any grounds for reassessment by any tax agency.

There are no Claims regarding any tax matters related to New World Technologies Group, Inc. and the Business, and New World Technologies Group, Inc. has not waived any statutory time limits for any tax assessment.

s.
Employee Matters.  New World Technologies Group, Inc. has complied with all laws relating to the employment of labour, including, without limitation, any provisions thereof relating to wages, hours, collective bargaining, health, and safety and industrial accidents.

None of the directors, officers, employees and agents of New World Technologies Group, Inc. are covered by any written or oral contract, agreement, indenture, instrument or commitment providing for a specified notice of termination of fixed term of employment.  There are no directors, officers, employees or agents of New World Technologies Group, Inc. who cannot be dismissed upon such notice as is required by law.  There are no obligations to pay benefits or share profits that survive the termination of employment.

There are no written employment, service, union, agency, consulting, termination or severance contracts and agreements that New World Technologies Group, Inc. has entered into with or for any or all of its present or past shareholders, directors, officers, employees and agents.

There are no plans or policies regarding pension, benefit, vacation or disability payments in existence that New World Technologies Group, Inc. is required to comply with for any present or past shareholders, directors, officers, employees and agents.

New World Technologies Group, Inc. is not or has never been a party to any collective bargaining agreement or other labour contract.  There has never been and there is not presently pending or existing any strike, slowdown, picketing, work stoppage, labour arbitration or proceeding in respect of the grievance of any employee or other labour dispute against or affecting New World Technologies Group, Inc.  No application for certification of a collective bargaining unit has been instituted or is pending or threatened.  No fact, condition or circumstance exists that could provide the basis for any work stoppage or other labour dispute.  There is no lock-out of any employee by New World Technologies Group, Inc., nor is any such action contemplated by any of them.

t.
Compliance with Laws.  New World Technologies Group, Inc. has complied and continues to comply with all laws, statutes, regulations, by-laws, and applicable court orders, including the zoning for the property located at 428 Plaza Real, Suite 419, Boca Raton, Florida 33432, which is zoned to permit the operation of the Business.

To the best of Doug’s knowledge, he is not aware of any pending change in statutes, regulations, or bylaws (including zoning) that will render any part of the Business illegal or non-compliant.

u.
Licenses and Permits.  New World Technologies Group, Inc. has, and is in full compliance with and entitled to all of the benefits under, all licenses and permits, if any, of or which any governmental authority necessary or required by all laws to conduct the business, and such have been validly issued and are in full force and effect.

No past or present fact, condition or circumstance has occurred to create, and the execution and delivery of this agreement and its performance will not create, any right to terminate, cancel, modify, amend, revoke or expire any such license or permit.

v.
Environment.  To the best of Doug’s knowledge, New World Technologies Group, Inc. and, as related to or connected with the Business, Doug have at all times conducted, held and used, and are continuing to conduct, hold and use their affairs and Business in accordance with, and not in violation of or non-compliance with any and all applicable environmental laws or any permits, and there is no past or present fact, condition or circumstance relating to New World Technologies Group, Inc. or, as related to or connected with the Business, Doug, or to the Business that would result in any liability or potential liability under any environmental law.

w.
No Guarantees.  New World Technologies Group, Inc. is not party to or bound either absolutely or on a contingent basis by any comfort letter, understanding or agreement of guarantee, indemnification, performance bond, assumption or endorsement or any like commitment with respect to the liabilities or obligations of any Person (whether accrued, absolute or contingent), except in the ordinary course of business.

x.
No Change.  Except as disclosed elsewhere in this agreement, there has not been any material adverse change in the Business of New World Technologies Group, Inc. or any event, condition, or contingency that is likely to result in such adverse change.

y.
No Unusual Transactions.  Except for anything contained in this agreement, since the date of its incorporation, New World Technologies Group, Inc. has conducted the Business and its affairs in the ordinary course and, without limiting the generality of the foregoing, has not:

i.	incurred or discharged any secured or unsecured liability or obligation (whether accrued, absolute or contingent) other than in the ordinary course of business;

ii.	waived or cancelled any claim, account receivable, trade account or material right or made any gift;

iii.	made any capital expenditure not in the ordinary course of business;

iv.	issued or sold any shares of its capital stock or any warrants, rights, bonds, debentures, notes or other corporate security;

v.	entered into any transaction, contract, agreement, indenture, instrument or commitment other than in the ordinary course of business;

vi.	suffered any extraordinary losses whether or not covered by insurance;

vii.	modified its constating instruments or capital structure;

viii.	reserved, declared or paid any dividend or redeemed, retired, repurchased or purchased or otherwise acquired shares of its capital stock or any other corporate security;

ix.	removed any of its directors and auditors or terminated any of its officers;

x.	terminated, cancelled, amended, modified, altered or varied any Material Contract;

xi.	made any change in its accounting principles and practices;

xii.	changed the Business or the manner in which it conducts the Business;

xiii.
failed promptly (a) to comply with any laws, (b) to duly and punctually file all reports and returns required to be filed by any laws or benefit plans, and (c) to pay or provide for the payment of all taxes due and payable;

xiv.	made any loan or advance, or assumed, guaranteed, endorsed or otherwise became liable with respect to the liabilities or obligations of any Person;

xv.	purchased or otherwise acquired any corporate security or proprietary interest in any Person;

xvi.	granted to any customer any special allowance or discount, or changed its pricing, credit or payment policies;

xvii.	incurred any indebtedness other than in the ordinary course of business;

xviii.	amended, modified, varied, altered or otherwise changed any benefit plans;

xix.	taken any action outside the ordinary course of business;

xx.	purchased, sold, leased or otherwise disposed of any of its assets;

xxi.	failed to duly and punctually perform all of its contractual obligations in accordance with the terms thereof;

xxii.	modified or changed its business organization or its relationship with its suppliers, customers, clients, and others having business relations with it; and

xxiii.	authorized, agreed or otherwise committed to any of the foregoing.

z.
No Broker.  None of the New World Technologies Group, Inc. or any of its respective shareholders, directors, officers, employees or agents has employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this agreement or any transaction contemplated by this agreement.

aa.
Material Contracts.  Schedule 5 describes all Material Contracts to which New World Technologies Group, Inc. is a party or by which it is bound other than those Material Contracts described in other Schedules annexed hereto.  For the purposes of this agreement, the phrase “Material Contracts” will mean all written or oral:

i.
contracts, agreements, indentures, instruments and commitments (a) arising in the ordinary course of business and providing for the payment in any 12 month period of $10,000 or more in one instance or in the aggregate, or (b) not arising in the ordinary course of business;

ii.
loan and credit agreements, revolving credit agreements, security agreements, guarantees, notes, agreements evidencing any lien, conditional sales, leasing agreements, sale-lease back agreements, or title retention agreements;

iii.
purchase orders and other contracts and commitments for the future purchase of materials, supplies or equipment in excess of the requirements for normal operating inventories or for business now booked;

iv.	agreements relating to intellectual property rights;

v.
contracts, agreements, indentures, instruments or commitments by and between New World Technologies Group, Inc. and Persons with whom it is not dealing at arm’s length within the meaning of the Tax Act;

vi.	government contracts, tenders or bids;

vii.	contracts subject to renegotiation, renewal or review;

viii.	agreements of non-competition, non-disclosure and/or confidentiality;

ix.	franchise, distribution, license or consignment contracts or agreements;

x.	sales, agency or advertising contracts or agreements;

xi.	leases under which New World Technologies Group, Inc. is the lessor;

xii.	management or service contracts or agreements, and contracts and agreements with independent contractors and sub-contractors;

xiii.
purchase orders accepted by or on behalf of New World Technologies Group, Inc. (a) providing in one instance or in the aggregate for the shipment of product and/or the performance of services having a listed price of more than $10,000, or (b) in respect of which New World Technologies Group, Inc. has been paid in advance or has received any prepayment; and

xiv.	discount policies and practices.

bb.
Burdensome Provisions.  Except for (i) anything contained in this agreement and the Schedules annexed hereto, and (ii) laws of general application, there are no contracts, agreements, indentures, instruments, commitments, licenses, permits or laws that materially adversely affect New World Technologies Group, Inc.

cc.
Stand Alone.  Except for any employees of New World Technologies Group, Inc., no part of the business of New World Technologies Group, Inc. is conducted through any Person other than New World Technologies Group, Inc.

dd.
Copies.  All copies of documents provided or caused to be provided by Doug and New World Technologies Group, Inc., including, without limitation, those annexed hereto as Schedules, to the Company or their legal, accounting and other representatives are true, complete and correct copies of the originals.

ee.
Full Disclosure.  Doug has made or caused to be made due inquiry with respect to each covenant, agreement, obligation, representation and warranty contained in this agreement, the Schedules and any certificates or other documents referred to herein or furnished to the Company pursuant to hereto, and none of the aforesaid covenants, agreements, obligations, representations, warranties, Schedules, certificates or documents contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading.

ff.	Delivery of Documents. Doug will sign and deliver all such documents and other instruments as are required to be signed and delivered by Doug pursuant to this agreement.

Except as disclosed in this Section 3, or as set forth in the Schedules annexed hereto, to the best of Doug’s knowledge there is no material adverse fact which (i) materially and adversely affects the Business, operations of New World Technologies Group, Inc. or the ability of Doug to perform this agreement, or (ii) relates to the Business and might reasonably be expected to deter a Person carrying on like business from consummating the transactions contemplated by this agreement.

4.
Company’s Representations and Warranties.   The Company represents and warrants to Doug as follows and acknowledges that Doug is relying on such representations and warranties in connection with the sale by Doug of the Purchased Shares and that Doug would not have entered into this agreement without such representations and warranties:

a.
Due Incorporation.  The Company is duly incorporated and organized, validly existing and in good standing under the laws of Delaware, and has all necessary corporate power and authority to own, lease and operate its properties and to conduct its business as and in the places where such properties are now owned, leased or operated or such business is now conducted.

b.
Due Authorization.  The Company has the necessary corporate power and authority to enter into and deliver this agreement on the terms and conditions set forth in this agreement and to do all such acts and things as may be necessary to give effect to the transactions contemplated in this agreement.  The execution, delivery and performance of this agreement by the Company of its obligations hereunder have been duly authorized by all necessary corporate action on its part.  Such execution, delivery and performance by the Company does not require any action or consent of, any registration with, or notification to, any Governmental Authority, or any action or consent under any laws to which the Company or its properties are subject.

c.	Enforceability of Obligations. This agreement constitutes a legal, valid and binding obligation of the Company enforceable against it in accordance with the terms of this agreement.

d.
Absence of Conflicting Agreements.  The execution and delivery of this agreement, the consummation of the transactions contemplated in this agreement, the performance by the Company of its obligations hereunder and the compliance by the Company with this agreement do not:

i.	violate, contravene or breach, or constitute a default under the constating instruments or by-laws of the Company;
ii.
violate, contravene or breach, or constitute a default under any contract, agreement, indenture, instrument, or commitment to which the Company is a party to or subject or by which it is bound or affected; and

iii.	result in the violation of any laws.

e.
No Broker. Neither the Company nor any of its respective shareholders, directors, officers, employees or agents has employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this agreement or any transaction contemplated by this agreement.

f.	Delivery of Documents. The Company will sign and deliver all such documents and other instruments as are required to be signed and delivered by the Company pursuant to this agreement.

5.
Survival of Representations and Warranties.   The representations and warranties contained in this agreement will survive the completion of the transactions contemplated by this agreement and, notwithstanding such completion or any investigation made by or on behalf of the Company, will continue in full force and effect for a period of five years from the Closing Date except:

a.	any representation and warranty in respect of which a claim based on fraud is made, which in each case will be unlimited as to duration; and

b.
the representations and warranties made with respect to taxation matters, which will survive for a period of seven years from the Closing Date notwithstanding any independent investigation by the Company.

PURCHASED SHARES AND PURCHASE PRICE

6.
Purchased Shares.  Subject to the terms and conditions of this agreement and based on the representations and warranties of the parties as set forth in this agreement, on the Closing Date (as defined in Section 11) Doug will sell, assign and transfer to the Company and the Company will purchase from Doug the Purchased Shares.

7.	Purchase Price. The purchase price payable to Doug for the Purchased Shares will be the aggregate sum of $1.00 (one dollar) (the “Purchase Price).

8.	Payment of Purchase Price. The Purchase Price will be paid and satisfied by the Company paying $1.00 to Doug or his nominee.

9.	Material Contracts. Included in the Material Contracts on Closing will be such contracts currently valid and in full force and effect as of the Closing Date.

10.
Liabilities.  At Closing, New World Technologies Group, Inc. will not have any accrued and unpaid liabilities or any other liabilities of any nature whatsoever, whether known or unknown, contingent or absolute.

CLOSING

11.
Closing.  The completion of the transaction of purchase and sale contemplated in this agreement (the “Closing”) will take place at a time and place to be mutually agreed upon by the parties and will be effective as of 5:00 p.m. PST on April 8, 2013 (the “Closing Date”).

12.	Doug’s Documents. At the Closing, Doug will tender to the Company:

a.	the share certificate representing the Purchased Shares, duly endorsed for transfer;

b.
a certified copy of the resolutions of the directors of New World Technologies Group, Inc. authorizing the transfer of the Purchased Shares and authorizing the issuance of a new share certificate in the name of the Company representing the Purchase Shares;

c.
all corporate records and seals and books of account of New World Technologies Group, Inc. including, without limiting the generality of the foregoing, record books, share register books, share certificates and annual reports for New World Technologies Group, Inc.; and

d.	all such other documents and instruments as the Company may reasonably request.

13.	Company’s Documents. At the Closing, the Company will tender to Doug:

a.
a certified copy of the resolutions of the directors of the Company authorizing the purchase of the Purchased Shares and authorizing the execution, delivery and implementation of this agreement and all documents to be delivered by the Company pursuant hereto;

b.	$1.00 representing consideration for the purchase of all shares of New World Technologies Group, Inc.; and

c.	all such other documents and instruments as Doug may reasonably request.

COVENANTS

14.	Covenants of Doug. Doug covenants and agrees with the Company as follows:

a.
all of the representations and warranties set forth in Section 3 will be true and correct at the Closing Date notwithstanding any investigations or enquiries made by the Company prior to the Closing Date or the waiver of any condition by the Company;

b.	that the following condition precedents will be complied with or satisfied prior to Closing:

i.	no laws are passed prior to Closing that would adversely affect the Business or the right of the Company to the full enjoyment of the Business;
ii.	no adverse condition or action affecting the Business that would materially adversely affect or reduce the value of the Business as a whole;
iii.	no court action prohibiting the purchase of the Purchase Shares or materially prohibiting or adversely affecting any right of the Company to carry on the Business;

c.	at Closing Doug will have performed all of his obligations under this agreement that are required to be performed at or before Closing, and will not be in breach of any of those obligations; and

d.
on the Closing Date Doug will, or will cause New World Technologies Group, Inc. to, perform and deliver each of the matters specified in Section 12 to be performed or delivered by or on behalf of Doug at Closing.

15.	Waiver by the Company. The covenants provided by Doug in Section 14 are for the sole benefit of the Company and can be waived by the Company without prejudice.

16.	Covenants of the Company. The Company covenants and agrees with Doug as follows:

a.
all of the representations and warranties set forth in Section 4 will be true and correct at the Closing Date notwithstanding any investigations or enquiries made by Doug prior to the Closing Date or the waiver of any condition by Doug;

b.
at Closing the Company will have performed all of its obligations under this agreement that are required to be performed at or before Closing, and will not be in breach of any of those obligations; and

c.	on the Closing Date the Company will perform and deliver each of the matters specified in Section 13 to be performed or delivered by or on behalf of the Company at Closing.

17.	Waiver by Doug. The covenants provided by the Company in Section 16 are for the sole benefit of Doug and can be waived by Doug without prejudice.

INDEMNIFICATION

18.
Indemnification by Doug:  Doug covenants and agrees to indemnify and save harmless the Company from and against all Claims, imposed on or incurred by or asserted against the Company in connection with or in any way related to, accruing from, resulting from, or arising out of:

a.
any misrepresentation, breach of warranty, or non-fulfillment of any covenant on part of Doug under this agreement or any other agreement, certificate or other instrument furnished or to be furnished to Company under this agreement;

b.	any Claim related to the Business that existed prior to and on the Closing Date;

c.	any loss suffered by the Company after the purchase of the Purchased Shares arising out of any liabilities relating to the Business or otherwise prior to or on the Closing Date; and

d.
all claims, demands, costs and expenses (including, without limitation, interest, penalties and reasonable legal fees, disbursements and charges on a solicitor and his own client basis) in respect of the foregoing.

19.
Indemnification by the Company:  The Company covenants and agrees to indemnify and save harmless Doug from and against all Claims, imposed on or incurred by or asserted against Doug in connection with or in any way related to, accruing from, resulting from, or arising out of:

a.
any misrepresentation, breach of warranty or non-fulfillment of any covenant on part of the Company under this agreement or any other agreement, certificate or other instrument furnished or to be furnished to Doug under this agreement;

b.	any Claim related to the Business that comes into existence after the Closing Date; and

c.
all claims, demands, costs and expenses (including, without limitation, interest, penalties and reasonable legal fees, disbursements and charges on a solicitor and his own client basis) in respect of the foregoing.

20.
Notice of Claim.  If any Claim is brought against an indemnified party in respect of which this indemnification may apply, the indemnified party will notify the indemnifier in writing, and the indemnifier will assume the defence thereof, including the retaining of counsel and the payment of all expenses.  In addition, the indemnified party will have the right to retain separate counsel for any such Claim and participate in the defence thereof, and the fees and expenses of such separate counsel will also be at the expense of the indemnifier.  Any failure by the indemnified party to notify the indemnifier will not relieve the indemnifier from its obligations hereunder, except to the extent that such failure will have actually prejudiced the defence of such Claim.

21.
Settlement of Claim.  The indemnifier agrees not to settle or compromise or consent to the entry of any judgement in any Claim without first obtaining the written consent of all indemnified parties, which consent will not be unreasonably withheld.  Such a settlement, compromise or consent will include an unconditional release of the indemnifier and each of the indemnified parties from all liability arising out of such Claim.

22.
Obligations of Indemnifier.  The indemnity and contribution obligations of the indemnifier will be in addition to and not in substitution for any liability that the indemnifier or any other Person may otherwise have (whether arising under contract or at law or otherwise), will extend upon the same terms and conditions to all indemnified parties, and will be binding upon and enure to the benefit of the respective successors, assigns, heirs and personal representatives of each of the indemnifier and the indemnified parties.

NON-COMPETITION

23.	Events of Competition. Doug will not, during the Restrictive Period, directly or indirectly, without the prior written consent of the Company:

a.	engage in Competition with the Company, New World Technologies Group, Inc. or any of its affiliates, successors or assigns within the Territory;

b.	undertake any Prohibited Contracts; or

c.
solicit or induce the employment of any individual who is, or has been at any time during the Restrictive Period, an employee of the Company, New World Technologies Group, Inc. or any affiliate thereof.

24.
Specific Knowledge.  The agreements made by Doug in this section are made by Doug acknowledging that he has specific knowledge of the Business of New World Technologies Group, Inc. and its affiliates and that New World Technologies Group, Inc. carries on and intends to carry on Business throughout the Territory.

25.
Remedies.  Doug acknowledges that any remedies in the form of damages for breach of this section will be inadequate and New World Technologies Group, Inc. and the Company will both be entitled to injunctive relief for any breach of this section.

26.
Waiver.  Doug agrees and acknowledges that all restrictions in this section are reasonable and valid.  Doug waives all defenses to the strict enforcement of this section by New World Technologies Group, Inc. or the Company.

27.
Amendment to Form.  If any of the agreements contained in this section are held unreasonable by a court of competent jurisdiction by reason of the area, duration, type, or scope of such agreement, then such agreement will be given effect to in such reduced form as may be deemed valid by such court.

MISCELLANEOUS

28.
Time.  Time is expressly declared to be of the essence of this agreement in respect of all payments to be made hereunder and all covenants and agreements to be performed and fulfilled.  Any extension of time under this agreement or any agreement between the parties to postpone all or any part of this agreement will not constitute an agreement to any other postponement and will not be deemed to be or to operate in law as a waiver that time is to be of the essence of this agreement and time will remain of the essence of this agreement.

29.
Notice.  Any notice, request, election or communication that must be given or delivered under this agreement must be in writing and delivered to the receiving party at the receiving party’s address as first set out above on page 1 or transmitted by fax and will be deemed to have been validly given when delivered to the receiving party’s address or transmitted by fax, unless the delivery or transmission is made after 4:00 p.m. PST or on a non-Business Day where it is received, in which case it is deemed to have been delivered or transmitted on the next Business Day.  Any payments of money may be delivered by mail or by hand or wired at the discretion of the delivering party.  Any delivery other than a written notice or a payment must be made by hand at the receiving party’s address.  Any party may change their address or fax number by giving the other party notice as provided in this section.

30.
Reliance.  The parties acknowledge that they have each entered into this agreement relying on the representations, warranties, covenants and agreements of the other and other terms and conditions of this agreement, and that no information that is now known, which may become known, or that could upon investigation have become known to the any of the parties or any of their present or future officers, directors or professional advisors will in any way limit or extinguish any rights any of them may have against the other.

31.
Survival.  The covenants and agreements of Doug and the Company contained in this agreement and in any document or certificate given pursuant to it will survive the Closing of the transactions and remain in full force and effect for five years notwithstanding any waiver by the other unless such waiver was made after notice in writing by one party to the other specifying the breach.

32.
Fees.  Each of the parties will pay and be liable for their own fees and disbursements incurred by them in connection with this agreement and the transactions contemplated herein, including without limitation the respective lawyers and consultants engaged by them.

33.
Further Instruments.  Both before and for three months after the Closing Date, Doug will, at the expense of the Company, execute and deliver all such further documents and instruments and do all acts and things as the Company may either before or after the Closing Date reasonably require to carry out the full intent and meaning of this agreement and to assure to the Company the Purchased Shares.  The Company will, at the expense of Doug execute and deliver all such further documents and instruments and do all acts and things as Doug may either before or after the Closing Date reasonably require to carry out the full intent and meaning of this agreement and to assure to Doug the Purchase Price.

34.
Entire Agreement.  This agreement supersedes any oral or letter agreements between the parties and contains the whole agreement between Doug and the Company in respect of the purchase and sale of the Purchased Shares and there are no warranties, representations, terms, conditions or collateral agreements, expressed, implied or statutory other than expressly contained in this agreement.

35.
Severability.  If any provision of this agreement is or becomes invalid, illegal or unenforceable in any respect in any jurisdiction then such provision will be severed in that jurisdiction.  The remaining provisions of this agreement will continue to be valid, legal and enforceable.  The severed provision will also continue to be valid, legal and enforceable in all other jurisdictions where the validity, legality and enforceability of such severed provisions is not affected or impaired.  If possible, the invalid provision will be replaced by the legal provision that most closely achieves the intent of the invalid provision in that particular jurisdiction.

36.	Amendment. This agreement may not be amended orally. Any amendment of this agreement must be in writing and signed by the parties.

37.	Binding Effect. This agreement will enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

38.
Governing Law.  This agreement and all provisions hereof will be governed by and construed in accordance with the laws of the State of Florida and the parties irrevocably attorn to the jurisdiction of the courts of the State of Florida.

39.
Counterparts.  This agreement may be executed in one or more counterparts, each of which when so executed will be deemed an original, and such counterparts together will constitute one in the same instrument.

IN WITNESS WHEREOF the parties have hereunto set their hands and/or corporate seals on the day and year first above written.

POLY SHIELD TECHNOLOGIES, INC.	NEW WORLD TECHNOLOGIES GROUP, INC.

By: /s/ Rasmus Norling	By: /s/ Doug Faulkner

Print Name: Rasmus Norling	Print Name: Doug Faulkner

Title: President & CEO	Title: CEO

Date: April 8, 2013	Date: April 8, 2013

SCHEDULE “1”

Schedule “1” to that certain Share Purchase Agreement
between J. Douglas Faulkner and Poly Shield Technologies, Inc.
made effective as of the 8th day of April, 2013.

(number of pages including this one:  1)

LIABILITIES

  None.

 SCHEDULE “2”

Schedule “2” to that certain Share Purchase Agreement
between J. Douglas Faulkner and Poly Shield Technologies, Inc.
made effective as of the 8th day of April, 2013.

(number of pages including this one:  1)

BANK ACCOUNTS and POWERS OF ATTORNEY

Bank Accounts

None.

Powers of Attorney

None.

SCHEDULE “3”

Schedule “3” to that certain Share Purchase Agreement
between J. Douglas Faulkner and Poly Shield Technologies, Inc.
made effective as of the 8th day of April, 2013.

(number of pages including this one:  1)

  LITIGATION

None.

SCHEDULE “4”

Schedule “4” to that certain Share Purchase Agreement
between J. Douglas Faulkner and Poly Shield Technologies, Inc.
made effective as of the 8th day of April, 2013.

(number of pages including this one:  1)

  LICENSES and PERMITS

Licenses

None.

Permits

None.

SCHEDULE “5”

Schedule “5” to that certain Share Purchase Agreement
between J. Douglas Faulkner and Poly Shield Technologies, Inc.
made effective as of the 8th day of April, 2013.

(number of pages including this one:  1)

MATERIAL CONTRACTS

1.	None.